UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 11, 2025

BRC Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41275	87-3277812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1144 S. 500 W
Salt Lake City, UT 84101
(Address of principal executive offices, including Zip Code)
(801) 874-1189
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value	BRCC	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

On April 11, 2025, the Board of Directors (the “Board”) of BRC Inc. (the “Company”) increased the size of the Board from seven to nine members and appointed Stephen Kadenacy, the Company’s current Chief Financial Officer, and Sean Moriarty to fill the vacancies created by such increase in the size of the Board. Each of Mr. Kadenacy and Mr. Moriarty will serve on the Board as Class II directors until the Company’s 2027 annual meeting of stockholders.

The Board decided upon Mr. Kadenacy’s and Mr. Moriarty’s appointments after receiving nominations and recommendations from the Nominating and Corporate Governance Committee of the Board. Except for the intention to appoint Mr. Kadenacy to the Board that was previously disclosed in the Current Report on Form 8-K filed with the Securities and Exchange Commission on September 11, 2023, there are no arrangements or understandings between either of Mr. Kadenacy and Mr. Moriarty and any other person pursuant to which either of Mr. Kadenacy and Mr. Moriarty was selected as a director, and there are no transactions in which the Company is a party and in which any of Mr. Kadenacy and Mr. Moriarty has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

As previously announced, Mr. Kadenacy will continue to serve as the Company’s Chief Financial Officer until such time as the Company has hired a new Chief Financial Officer, and contingent upon such hiring of a Chief Financial Officer, or such other earlier date as the Board may determine. In accordance with the Company’s non-employee director compensation policy that took effect in August 2021, as a non-employee director of the Company, Mr. Moriarty is initially entitled to receive cash compensation in the amount of $50,000 per year for his service on the Board. Mr. Moriarty elected to receive such cash compensation in the form of additional restricted stock unit awards, as set forth below.

On April 11, 2025, in connection with his appointment to the Board, Mr. Moriarty was granted a restricted stock unit (“RSU”) award under the Company’s 2022 Omnibus Incentive Plan (the “Incentive Plan”) consisting of a joining grant of 69,767 RSUs settleable for shares of the Company's Class A Common Stock, which represents a grant date fair value of $150,000 divided by the closing price of the Company's Class A Common Stock on NYSE on April 11, 2025, vesting over three years, and a first annual grant of 7,646 RSUs settleable for shares of the Company’s Class A Common Stock, which represents a grant date fair value of $16,438 divided by the closing price of Class A Common Stock on NYSE on April 11, 2025, vesting after one year. Additionally, Mr. Moriarty was granted 23,256 RSUs settleable for shares of Class A Common Stock, which represents a grant date fair value of $50,000 divided by the closing price of Class A Common Stock on NYSE on April 11, 2025, vesting quarterly, in lieu of his annual cash compensation.

Mr. Moriarty is also eligible for future annual grants with an aggregate grant date fair value of $125,000, rounded down to the nearest whole share, which shall vest in full on the first anniversary of the date of grant, subject to his continued service with the Company through the vesting date.

The Company also entered into an indemnification agreement with Mr. Moriarty in the same form as its standard form of indemnification agreement with its other directors.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibits	Description
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 15, 2025
BRC INC.

	By:	/s/ Andrew McCormick
	Name:	Andrew McCormick
	Title:	General Counsel and Corporate Secretary